Exhibit 10.4
PIKE ELECTRIC CORPORATION
Restricted Share Award Agreement
for [2008 / 2005] Omnibus Incentive Compensation Plan
THIS RESTRICTED SHARE AWARD AGREEMENT (this “Award Agreement”) is entered into as of [Date] by and between Pike Electric Corporation, a Delaware corporation (the “Company”), and [Employee] (the “Recipient”) pursuant to the Pike Electric Corporation [2005 / 2008] Omnibus Incentive Compensation Plan (the “Plan”).
Statement of Purpose
Recipient has a relationship with the Company or an Affiliate as an employee, officer, director or consultant thereof (as applicable, the “Relationship”). This Award Agreement sets forth the terms and conditions of an award of shares of the Company’s Common Stock, $0.001 par value, (“Shares”) that are subject to certain restrictions on transfer and risks of forfeiture and other terms and conditions specified herein.
NOW, THEREFORE, in consideration of the foregoing and the covenants hereinafter set forth, the Company and Recipient agree as follows:
SECTION 1. Grant of Restricted Shares. The Company hereby grants to Recipient [Number] Shares (the “Restricted Shares”), which are subject to the terms and conditions stated in this Award Agreement and the Plan, which are incorporated into this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of this Award Agreement shall govern. Unless otherwise stated herein, in the event of any conflict between the terms of this Award Agreement and the terms of any employment or other agreement between Recipient and the Company or an Affiliate, the terms of such agreement will govern.
SECTION 2. Definitions. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Plan. The following terms have the meanings set forth below:
“Business Day” means a day on which the New York Stock Exchange is open.
“Cause” has the meaning set forth in the employment or other agreement between Recipient and the Company or an Affiliate or, in the absence thereof, shall mean (i) Recipient’s fraud, embezzlement or misappropriation with respect to the Company or its Affiliates, (ii) Recipient’s material breach of this Agreement or any other agreement between Recipient and the Company or an Affiliate which is not cured within 15 days (or any shorter cure period in such other agreements) after Recipient’s receipt of written notice thereof from the Company or an Affiliate, (iii) Recipient’s breach of fiduciary duties to the Company, its Affiliates or their stockholders, (iv) Recipient’s conviction or plea of nolo contendere in respect of a felony or of a misdemeanor involving moral turpitude, (v) violation of the Company’s substance abuse policy resulting in termination of employment, or (vi) Recipient’s willful or negligent misconduct that has a material adverse effect on the property or business of the Company or an Affiliate.

“Disability” has the meaning set forth in any long-term disability plan of the Company or an Affiliate in which Recipient participates or, in the absence thereof, shall mean the inability of Recipient, due to the condition of Recipient’s physical, mental or emotional health, effectively to perform Recipient’s duties with the Company or an Affiliate consistent with Recipient’s Relationship with or without reasonable accommodation for a continuous period of more than 90 days or for 90 days in any period of 180 consecutive days, as determined by a physician retained by the Company (and Recipient hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records).
“Retirement” means termination of employment with the Company and its Affiliates after the attainment of age 59 1/2 and completion of at least 10 years of service (as determined under the Pike Electric, Inc. 401(k) Plan).
“Vesting Date” means the date on which Recipient’s rights with respect to all or a portion of the Restricted Shares subject to this Award Agreement may become fully vested, and the restrictions set forth in this Award Agreement may lapse, as provided in Section 4(a) of this Award Agreement.
SECTION 3. Term of Restricted Shares. Any unvested Restricted Shares, and Recipient’s right to such unvested Restricted Shares, shall terminate and such Restricted Shares shall be cancelled and forfeited when the first of the following occurs:
(a) the termination of this Agreement and the Restricted Shares pursuant to Section 7 of the Plan,
(b) the expiration of ten years from the date hereof,
(c) the date of termination of Recipient’s Relationship for Cause; or
(d) 90 days after the date of termination of Recipient’s Relationship for any reason other than Cause unless (i) such termination results from Recipient’s (A) Retirement, (B) death or (C) Disability or (ii) Recipient dies within 90 days after the date of termination of Recipient’s Relationship with the Company, in which case this Award Agreement and the Restricted Shares shall terminate 180 days after the date of termination of Recipient’s Relationship.
SECTION 4. Vesting and Exercise.
(a) Vesting. On each Vesting Date set forth below, Recipient’s rights with respect to the number of Restricted Shares that corresponds to such Vesting Date, as specified in the chart below, shall become vested and the restrictions set forth in this Award Agreement with respect thereto shall lapse, provided that Recipient must continue to have its Relationship with the Company or an Affiliate on the relevant Vesting Date, except as otherwise determined by the Committee in its sole discretion or as otherwise provided in an employment or other agreement between Recipient and the Company or an Affiliate.

	Percentage of Award	Number of Restricted
	Vested on Vesting	Shares Vesting on
	Date	Vesting Date
Vesting Date	(%)	(#)
Grant Date	0	0
First Anniversary of Grant Date	33.33
Second Anniversary of Grant Date	33.33
Third Anniversary of Grant Date	33.33
(b) Delivery of Shares. On or following the date of this Award Agreement, certificates issued in respect of the Restricted Shares shall be registered in Recipient’s name and deposited by Recipient, together with a stock power endorsed in blank, with the Company or such other custodian as may be designated by the Committee or the Company, and shall be held by the Company or other custodian, as applicable, until such time, if any, as Recipient’s rights with respect to the Restricted Shares become vested. Upon the vesting of Recipient’s rights with respect to Restricted Shares, the Company or other custodian, as applicable, shall deliver such certificates to Recipient or Recipient’s legal representative.
SECTION 5. Termination of Relationship. Unless the Committee determines otherwise, and except as otherwise provided in an employment or other agreement between Recipient and the Company or an Affiliate, Recipient’s rights with respect to any Restricted Shares awarded under this Award Agreement, including any payments or benefits related thereto, shall terminate upon the termination of Recipient’s Relationship; provided, however, that the termination of Recipient’s Relationship as a result of Recipient’s Retirement, death or Disability shall automatically accelerate the vesting of any unvested Restricted Shares in full.
SECTION 6. No Rights as a Stockholder. Prior to the Vesting Date of a Restricted Share, Recipient shall not be entitled to exercise any voting rights with respect to such Restricted Share and shall not be entitled to receive dividends or other distributions with respect thereto.
SECTION 7. Non-Transferability of Restricted Shares. Unless otherwise provided by the Committee in its discretion, Restricted Shares may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of Restricted Shares in violation of the provisions of this Section 7 and Section 9(a) of the Plan shall be void.

SECTION 8. Withholding, Consents and Legends.
(a) Withholding. The delivery of Shares pursuant to Section 4(b) of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 9(d) of the Plan. If the Company does not withhold or deduct any amounts for taxes, Recipient shall be solely responsible for the payment of any Federal, state, local or other applicable taxes in respect of the amounts payable to Recipient under this Award Agreement.
(b) Consents. Recipient’s rights in respect of the Restricted Shares are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable. Such consents may include, without limitation, Recipient’s (i) consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan, (ii) consenting to the waiver of any data privacy rights Recipient may have with respect to such information and (iii) authorizing the Company and any Affiliate to store and transmit such information in electronic form.
(c) Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which Recipient may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.
SECTION 9. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
SECTION 10. Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
SECTION 11. Dispute Resolution.
(a) Jurisdiction and Venue. Notwithstanding any provision in an employment or other agreement between Recipient and the Company or an Affiliate, Recipient and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the District of Delaware and (ii) the courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. Recipient and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Delaware. Recipient and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which Recipient has submitted to jurisdiction in this Section 11(a). Recipient and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the District of Delaware or (B) the courts of the State of Delaware, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(b) Waiver of Jury Trial. Recipient and the Company hereby waive, to the fullest extent permitted by applicable law, any right either may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.
(c) Confidentiality. Recipient hereby agrees to keep confidential the existence of, and any information concerning, a dispute described in this Section 11, except that Recipient may disclose information concerning such dispute to the court that is considering such dispute or to Recipient’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
SECTION 12. Notice.
(a) Written Notices. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	Pike Electric Corporation
100 Pike Way
Mt. Airy, NC 27030
Attn: General Counsel

If to Recipient:

The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.
(b) Electronic Notices. Notwithstanding any other provision of this Section 12, the Committee may, in its sole discretion, decide to deliver any documents related to this Award or future Awards that may be granted under the Plan by electronic means or request Recipient’s consent to participate in the Plan by electronic means. Recipient hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an online or electronic system established and maintained by the Committee or another third party designated by the Committee.

SECTION 13. Headings. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof.
SECTION 14. No Employment. Nothing contained in this Award Agreement confers, intends to confer or implies any rights to an employment or other relationship or rights to a continued employment or other relationship with the Company or its Affiliates in favor of Recipient or limits the ability of the Company or its Affiliates to terminate, with or without cause, in its sole and absolute discretion, the Relationship with Recipient, subject to the terms of any written employment or other agreement between Recipient and the Company or an Affiliate.
SECTION 15. Beneficiary Designation. By executing and returning a Beneficiary Designation Form, Recipient may designate a beneficiary to receive payment in connection with the Award in the event of Recipient’s death while in service with the Company or an Affiliate. If Recipient does not designate a beneficiary or if Recipient’s designated beneficiary does not survive Recipient, then Recipient’s beneficiary will be Recipient’s estate. Any Beneficiary designation must be made on a form approved by the committee and is effective only upon receipt by the Committee.
SECTION 16. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair Recipient’s rights under this Award Agreement shall not to that extent be effective without Recipient’s consent. Notwithstanding the preceding sentence, this Award Agreement and the Restricted Shares shall be subject to the provisions of Section 7 of the Plan, including being subject to amendment by the Company by action of the Board or the Committee without the consent of Recipient for purposes of maintaining compliance with Section 409A of the Code.
SECTION 17. Severability. In the event any provision of this Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Award Agreement, and the Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Award Agreement, together with the Plan, constitutes the final understanding between Recipient and the Company regarding the Award. Any prior agreements, commitments or negotiations concerning the Award are superseded. No statement, representation, warranty, covenant or agreement not expressly set forth in this Award Agreement shall affect or be used to interpret, change or restrict, the express terms and provisions of this Award Agreement; provided, however, that in any event this Award Agreement shall be subject to and governed by the Plan.
SECTION 18. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.
RECIPIENT:
PIKE ELECTRIC CORPORATION
By:
Name:
Title: